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                                                                 Exhibit 5.3



                          [SHER GARNER CAHILL RICHTER
                KLEIN MCALISTER & HILBERT, L.L.C. LETTERHEAD]


                                                               (504) 299-2100
                                                           FAX (504) 299-2300



                                January 8, 2003


Rexnord Corporation
4701 Greenfield Avenue
Milwaukee, WI 53214

    RE: Registration Statement on Form S-4 Relating to $225,000,000 Aggregate
        Principal Amount of 10 1/8% Senior Subordinated Notes due 2012.

Ladies and Gentlemen:

     We have acted as special Louisiana counsel to Prager Incorporated, a Louisiana corporation (the "LOUISIANA SUBSIDIARY"). In connection with the registration of $225,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2012 (the "SECURITIES") by Rexnord Corporation, a Delaware Corporation (the "COMPANY"), and the guaranty of the Securities (the "GUARANTY") by the Louisiana Subsidiary and numerous other guarantors (the "ADDITIONAL GUARANTORS"), under the Securities Act of 1933, as amended (the "ACT"), on Form S-4 filed with the Securities and Exchange Commission (the "COMMISSION") on January 8, 2003 (File No. 333-_____) (the "REGISTRATION STATEMENT"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guaranty will be issued pursuant to an Indenture dated as of November 25, 2002 (the "INDENTURE") by and among the Company, the Louisiana Subsidiary, the Additional Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the "TRUSTEE"). The Securities and the Guaranty will be issued in exchange for the Company's outstanding 10 1/8% Senior Subordinated Notes due 2012 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

     We do not represent the Louisiana Subsidiary on general or regular basis and, accordingly, have no detailed information concerning its business or operations. Therefore, nothing contained herein should be construed as an opinion regarding the Louisiana Subsidiary or its operations satisfying or complying with any local laws or ordinances of general application pertaining to the particular business and operations of the Louisiana Subsidiary.


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                          [SHER GARNER CAHILL RICHTER
                KLEIN MCALISTER & HILBERT, L.L.C. LETTERHEAD]


Rexnord Corporation
January 8, 2003
Page -2-


     In arriving at the opinions expressed below, we have examined (a) an executed copy of the Indenture, as well as (b)(i) a copy of the Articles of Incorporation of the Louisiana Subsidiary, certified by the Secretary of the Louisiana Subsidiary (the "ARTICLES OF INCORPORATION"); (ii) a copy of the Bylaws of the Louisiana Subsidiary, certified by the Secretary of the Louisiana Subsidiary (the "BYLAWS"); (iii) a Certificate of Good Standing for the Louisiana Subsidiary from the Louisiana Secretary of State dated November 19, 2002; (iv) resolutions of the Board of Directors of the Louisiana Subsidiary, certified by the Secretary of the Louisiana Subsidiary; and (v) a Certificate of the Louisiana Subsidiary's Secretary with respect to the items set forth above dated November 22, 2002 (the "SECRETARY'S CERTIFICATE"; collectively, items (b)(i) through (b)(v) are the "CORPORATE DOCUMENTS").

     In arriving at the opinions expressed below, we have made such investigations of law, in each case as we have deemed appropriate as a basis for such opinions.

     In rendering the opinions expressed below, we have assumed, with your permission and without independent investigation or inquiry, (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined, (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies, (d) that all documents, instruments, and agreements referred to herein have been or will be duly authorized, executed, and delivered by all parties to such documents, instruments, and agreements in the form submitted to us, with all blanks completed and all exhibits attached, (e) the accuracy of all statements of fact set forth in the Indenture, and (f) the accuracy and completeness of the Corporate Documents. We have made no investigation or inquiry to determine the accuracy of the foregoing assumptions and are not responsible for the effect of the inaccuracy of any of these assumptions on the opinions expressed herein.

     Based upon the foregoing and subject to the foregoing exceptions, we are of the opinion that:

     1. The Guaranty by the Louisiana Subsidiary set forth in the Indenture has been duly authorized by all necessary corporate action of the Louisiana Subsidiary.

     The opinions set forth above are subject to the following qualifications and exceptions:

     a. With your permission, we have undertaken no investigation or verification of any factual matters related to this Opinion.

     b. This Opinion is rendered solely as to matters of Louisiana law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of Louisiana. We are not opining as to any securities laws, blue-sky laws, or laws of the United States of America. To the extent, if any, that the laws of any jurisdiction other than the State of Louisiana may be


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                          [SHER GARNER CAHILL RICHTER
                KLEIN MCALISTER & HILBERT, L.L.C. LETTERHEAD]


Rexnord Corporation
January 8, 2003
Page -3-


applicable to any of the transactions or documents referred to herein, we express no opinion with respect to any such laws or their effect on any of the transactions or documents.

     c. Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this opinion. We undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein. This Opinion expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

     d. We express no opinion with respect to the enforceability against the Louisiana Subsidiary of the Indenture.

     This opinion has been rendered in connection with the Indenture and the issuance and sale of the Securities. The opinions rendered herein are solely for your benefit and are being furnished to you solely in connection with the Indenture and the issuance and sale of the Securities. Accordingly, without our prior written consent, this Opinion may not be quoted in whole or in part or otherwise referred to in any report or document or otherwise referred to or circulated in connection with any transaction, other than those contemplated hereby.


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                                 Sincerely,


                                 /s/ SHER GARNER CAHILL RICHTER KLEIN MCALISTER & HILBERT, L.L.C.

                                 Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.C.

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